Exhibit 10.1

MUTUAL RELEASE AGREEMENT

This mutual release agreement (“Release”) is made and entered into as of November 9, 2015, by and between FONU2 Inc a Nevada corporation (“FONU2”, “Party”), and Eagle Productions, LLC a Georgia corporation. (“EP”, “Party” ) (together “Parties)

WITNESSETH

WHEREAS, FONU2 and EP entered into a Worldwide Rights Acquisition and Investment Agreement dated around March 1, 2015 (“Agreement”) under which FONU2 and EP were to produce a film directed by Penny Marshall; and

WHEREAS, the film and agreement with Penny Marshall have been cancelled; and

WHEREAS, the Parties wish to cancel the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do agree as follows:

1)	Cancellation of Agreement. The Parties agree that the Agreement is hereby canceled and terminated as of the date hereof, and that neither FONU2 or EP have any further rights, liabilities or obligations under the Agreement.

2)	Release by FONU2. FONU2 on behalf of itself and on behalf of any other person or entity claiming through or under FONU2, does hereby release and forever discharge EP, their general partners and limited partners, partners, respective directors, officers, employees, shareholders, agents, assigns, attorneys, successors, heirs, administrators, executors, representatives, and all others who may have acted or been claimed to have acted in concert with EP, liable or who might be claimed to be liable from any and all claims charges, complaints, liabilities, obligations, promises, agreements, controversies, damages, demands, actions, causes of action or suits of any kind or nature whatsoever, whether they sound in law, equity, tort or contract, which FONU2 may have had, now has or may have against EP arising out of any act or omission of EP under the Agreement or in any way connected with any and all transactions, occurrences or other matters relating to the Agreement.

3)	Release by EP. EP on behalf of itself and on behalf of any other person or entity claiming through or under EP, does hereby release and forever discharge FONU2, their general partners and limited partners, partners, respective directors, officers, employees, shareholders, agents, assigns, attorneys, successors, heirs, administrators, executors, representatives, and all others who may have acted or been claimed to have acted in concert with EP, liable or who might be claimed to be liable from any and all claims charges, complaints, liabilities, oligations, promises, agreements, controversies, damages, demands, actions, causes of action or suits of any kind or nature whatsoever, whether they sound in law, equity, tort or contract, which EP may have had, now has or may have against FONU2 arising out of any act or omission of FONU2 under the Agreement or in any way connected with any and all transactions, occurrences or other matters relating to the Agreement.

4)	Money: All monies remaining in EP’s bank account shall be returned to FONU2.

5)	Stock: On February 27, 2015, EP was issued 166,666,667 shares of common stock (“Stock”) of Fonu2, Inc. (ticker reference “FONU”). Said Stock shall be cancelled and returned to FONU2 treasury.

IN WITNESS WHEREOF, the Parties hereto have signed and sealed this Mutual Release Agreement as of the day and year first above written.

FONU2 Inc

By:
Its:	CEO

Date: November 9, 2015

Eagle Production, LLC

By:	Wendi Laski	By:	Jake Shapiro
Its:	Managing Director	Its:	Founder

Date: November 9, 2015